Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard Rupp Gray & Lascar, LLC
Ken Dennard | ksdennard@drg-l.com
Ben Burnham | bburnham@drg-l.com
713-529-6600

MAIN STREET ANNOUNCES

PORTFOLIO COMPANY EXIT

Generated $9.9 million Realized Gain from Partial

Exit of Equity Interests in Laurus Healthcare, LP

HOUSTON, October 18, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that it has exited the majority of its equity investment in Laurus Healthcare, LP (“Laurus”).

Main Street recently sold the majority of its equity interest in Laurus to a leading private equity investment firm which has previously made numerous growth investments within the healthcare sector. Main Street realized a gain of approximately $9.9 million on the sale of the majority of its equity investment in Laurus. Cumulative through this recent exit, Main Street has realized a 3.4 times money invested return on its total debt and equity investments in Laurus. Laurus is a leader in developing and managing outpatient healthcare facilities, in partnership with physicians and hospitals, which are focused on the identification and treatment of cardiovascular disease. Main Street made its initial investment in Laurus during 2004, which consisted of a first lien, secured debt investment with equity warrant participation. Subsequent to the initial investment in Laurus, Main Street made several follow on debt investments to support Laurus in various acquisition and internal growth initiatives. Main Street’s cumulative secured debt investment in Laurus was fully refinanced during the second quarter of 2012.

While Main Street sold the majority of its equity interest in Laurus, Main Street also retained a portion of its equity investment through a new entity owned by the Laurus management team and the private equity investment firm. Based upon the valuation utilized to complete the recent private equity investment, Main Street’s retained equity ownership interest in Laurus has a fair value of $2.5 million which reflects an additional unrealized gain of approximately $2.5 million.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.